EXHIBIT 99.1
Steward Partners Expands into Pacific Northwest with Acquisition of Umpqua Investments

Steward Partners Global Advisory Group’s Acquisition Adds $3.4 Billion in Client Assets
and 23 Advisors to Partnership

Deal Establishes Strategic Wealth Advisory Alliance with Umpqua’s Wealth Management Clients

WASHINGTON (Sept 28, 2020) — Steward Partners Global Advisory, LLC, an employee-owned, full-service independent investment adviser with financial advisors offering brokerage services through Raymond James Financial Services, Inc. (member FINRA/SIPC), and Umpqua Holdings Corporation (NASDAQ: UMPQ) today announced an agreement for the acquisition of the wealth management business operated through Umpqua Investments Inc. by Steward Partners. Umpqua’s 23 Financial Advisors manage $3.4 billion in client assets generating $15 million in revenue and will become equity partners and employees of Steward Partners Global Advisory. The acquisition is expected to close in the first quarter of 2021 and marks Steward Partners’ expansion into the Pacific Northwest.

“Building out our presence on the West Coast has always been key to our growth plans and our goal of a national presence,” said James Gold, Steward Partners Global Advisory CEO. “The acquisition of Umpqua Investments’ wealth management business is an important step in this direction and as we welcome our new partners to the Steward Partners family, we will continue to build our momentum on the West Coast well into the future.”

Steward Partners is one of the fastest-growing independent wealth advisory firms in the country, with $16.4 billion in client assets, and ranks 10th among all U.S.-based advisory firms in asset growth. With locations across New England, the Mid-Atlantic and Southern United States, Steward Partners’ acquisition of Umpqua’s wealth management business now gives it a national reach.

According to Umpqua Holdings CEO Cort O’Haver, today’s announcement reflects Umpqua’s commitment to leverage strategic alliances that provide greater value for customers and growth opportunities for the bank. In addition to offering current and future Umpqua Wealth Management clients enhanced wealth advisory tools, the alliance also enables Umpqua to increase its investment in serving West Coast businesses that are demonstrating extraordinary resilience and ingenuity in the face of unprecedented disruption.

“Today’s announcement is a win-win for Umpqua’s wealth management advisors and clients, and Umpqua Bank as a whole,” said Cort O’Haver, Umpqua Holdings CEO. “Leveraging Steward Partners and Raymond James deep resources and expertise in the wealth advisory space allows us to provide current investors enhanced access to the very highest level of expertise and service, and also frees additional resources as we continue to advance our position as a leading West Coast commercial bank.”

Under terms of the agreement, Steward Partners will serve as the primary investment partner for Umpqua Bank customers. Umpqua wealth management client assets and network of financial advisors will also provide the backbone of the Steward Partners’ new West Coast operation.

“The addition of Umpqua Investments brings more invaluable resources to our advisors, who we aim to empower with the freedom to use the best tools in the industry to support their clients,” commented Hy

Saporta, President and Chief Operating Officer, Steward Partners Global Advisory. “We found the Umpqua Investments team aligned with Steward Partners culturally and shared our vision for growth as we move to the next stage in our evolution.”

“In looking for the right firm to carry on the legacy of Umpqua Investments, we found in Steward Partners an excellent cultural fit that will provide even greater value for our advisors and clients,” said Eric Field, Umpqua Investments CEO. “Steward Partners has a strong, experienced leadership team and an entrepreneurial growth culture that prioritizes advisor independence while providing sophisticated back-end technology and planning tools to deliver exceptional service to clients.”

Steward Partners legal representation on the deal was Goodwin Procter LLP. Umpqua Bank was advised by the asset and wealth management investment banking team of Raymond James throughout the course of negotiations, with Benesch Friedlander Coplan & Aronoff LLP serving as legal counsel.

About Steward Partners Global Advisory
With offices in Newtown, CT., Washington, D.C., Clearwater, FL., Andover and Boston, MA., Baltimore and Bethesda, MD., Portland, ME., St. Louis, MO., Hendersonville, NC., Keene, Manchester and Portsmouth, NH., Paramus and Morristown, NJ., Albany and New York City, NY., Conshohocken, PA., Austin, Dallas and Houston, TX., and Norfolk and Richmond, VA., Steward Partners Global Advisory, LLC, is an employee-owned, full-service independent partnership catering to family, institutional and multigenerational wealth. For more information, visit us at www.stewardpartners.com.

About Umpqua Holdings Corporation
Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Bank deposit and lending products are offered by Umpqua Bank, Member FDIC. Securities, managed investments, and insurance products are: · NOT FDIC INSURED · NOT BANK GUARANTEED · MAY GO DOWN IN VALUE. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

About Raymond James Financial Services, Inc.
Raymond James Financial Services, Inc. is a financial services firm supporting independent financial professionals nationwide. Since 1974, Raymond James Financial Services Inc., member FINRA/SIPC, has provided a wide range of investment and wealth planning related services through its affiliate, Raymond James & Associates, Inc., member New York Stock Exchange/SIPC. Both broker/dealers are wholly owned subsidiaries of Raymond James Financial, Inc. (NYSE-RJF) a leading diversified financial services company with approximately 8,200 financial advisors throughout the United States, Canada and overseas. Total client assets are approximately $945 billion as of 9/24/2020.

Steward Partners Holdings, Steward Partners Global Advisory, LLC maintain a separate professional business relationship with, and our registered professionals offer securities through, Raymond James Financial Services, Inc., member FINRA/SIPC. Investment advisory services offered through Steward Partners Investment Advisory, LLC, 1776 I Street NW, Suite 700, Washington, DC 20006. Toll Free: (844) 801-8268.